ANACOMP, INC.

                      CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between Jeffrey Cramer ("Executive") and Anacomp, Inc., an Indiana corporation ("Company"), effective as of April 28, 2003 (the "Effective Date").

                                    RECITALS

A. It is expected that Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of Company (the "Board") recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of Company and its shareholders to assure that Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of Company.

B. The Board believes that it is in the best interests of Company and its shareholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of Company upon a Change of Control for the benefit of its shareholders.

C. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive's termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with Company notwithstanding the possibility of a Change of Control.

D. Executive and Company are also parties to that certain Executive Employment Agreement effective as of August 18, 2000, as amended (the "Existing Agreement"). The Existing Agreement and this Agreement provide certain benefits to Executive in the event of certain terminations of employment, and in some circumstances it is possible that severance benefits may be payable under only the Existing Agreement or only this Agreement. However, in the event that severance payments would otherwise be payable under both the Existing Agreement and this Agreement, it is the intention of the parties that Executive shall not be entitled to receive severance payment benefits under both the Existing Agreement and this Agreement.

E.   Certain capitalized terms used in the Agreement are defined in Section
          6 below.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. Company and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between Company and Executive (an "Employment Agreement"). If Executive's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement.

3. Agreement to Remain with Company for 6 Months Following a Change of Control. Executive agrees to remain employed with Company (or its successor corporation) for a period of six months following a "Change of Control" (as defined herein) unless his or her employment terminates due to death, Executive's "Disability" (as defined herein), for "Good Reason" (as defined herein), or is terminated involuntarily by Company during such six month period.

4.   Severance Benefits.

     (a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control. If within twelve months following a Change of Control: (i) Executive terminates his or her employment with Company (or any parent or subsidiary of Company) for "Good Reason" (as defined herein); or (ii) Company (or any parent or subsidiary of Company) terminates Executive's employment for other than "Cause" (as defined herein) and Executive signs and does not revoke a standard release of claims with Company in a form reasonably acceptable to Company and Executive agrees to continue to comply with the surviving provisions of any confidentiality or proprietary rights agreement signed by Executive in connection with his or her employment, then Executive shall receive the following severance from
          Company:

          (i) Severance Payment. Executive shall be entitled to receive a "Severance Payment" (less applicable withholding taxes) equal to 100% of Executive's annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive's termination, whichever is greater) plus 100% of Executive's Average Bonus Payment (as defined herein) for the fiscal year in which the Change of Control or Executive's termination occurs, whichever is greater, less any amount of the bonus that has already been paid out in the year in which Executive's termination occurs.

          (ii) Options; Restricted Stock. As provided in Company's existing stock option agreements, all of Executive's then outstanding options to purchase shares of the Company's Common Stock ("Options") shall immediately vest and became exercisable. Additionally, any shares of the Company's Common Stock then held by Executive subject to a Company repurchase right ("Restricted Stock") shall immediately vest and Company's right of repurchase with respect to such shares of Restricted Stock shall lapse. The Options shall remain exercisable following the termination of employment for the period prescribed in the respective option agreements.

          (iii)Continued Executive Benefits. Company will pay: (A) the premiums required to continue Executive's group health, dental and vision care coverage at the same ratio of Company's premium payment to Executive as was in effect immediately prior to the Change of Control, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Executive elects to continue and remains eligible for these benefits under COBRA; and (B) the premiums required to continue Executive's long-term disability and life insurance coverage at the same ratio of Company's premium payment to Executive as was in effect immediately prior to the Change of Control, provided the benefit plans allow Executive to convert these policies to an individual policy (continued coverage under Section 4(a)(iii)(A) & (B) above collectively referred to as "Company-Paid Coverage"). If such coverage included Executive's dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Executive's portion of the premiums shall be deducted from the severance payment described in Section 4(a)(i) above. Company-Paid Coverage shall continue until the earlier of: (i) twelve months from the date of Executive's termination, or (ii) the date upon which Executive and his or her dependents become covered under another employer's group health, dental, vision, long-term disability or life insurance plans that provide Executive and his or her dependents with comparable benefits and levels of coverage.

     (b)  Timing of  Severance  Payments.  The  severance  payment  described in
          Section 4(a)(i) above shall be paid by Company to Executive within fifteen business days following a termination covered by Section 4(a) above.

     (c) Voluntary Resignation; Termination for Cause. If Executive's employment with Company terminates (i) voluntarily by Executive other than for Good Reason or (ii) for Cause by the Company, then Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with Company.

     (d) Termination Apart from Change of Control. In the event Executive's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as may then be established under Company's existing written severance and benefits plans and practices or pursuant to other written agreements with Company.

     (e) Exclusive Remedy. In the event of a termination of Executive's employment within twelve months following a Change of Control, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change of Control other than those benefits expressly set forth in this Section 4.

     (f) No Duplicative Payments. In the event that Executive would be entitled to severance payments under this Agreement and also under any Company policy or any other agreement with Company (including the Existing Agreement), then the terms of this Agreement shall control Company's payment obligations, to the exclusion of any other agreement or Company policy. In case of such overlap, in order to receive the severance benefits under Section 4 hereof, Executive shall be required to waive any payments resulting from his severance under the Existing Agreement.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under Section 4(a) shall be either:

     (a)  delivered in full, or

     (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by Company's independent public accounts immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Notwithstanding anything herein to the contrary, Employee may agree to reduce the amount of payments and/or benefits otherwise owed to him or her if such reduction would increase the after tax benefits to him or her.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

     (a) Average Bonus Payment. "Average Bonus Payment" means the average of the bonuses paid to the individual over the last three fiscal years prior to the date of determination; except that if the computation is being made as of a date before September 30, 2003, then the Average Bonus Payment is the average of the bonuses paid to the individual over the last two fiscal years.

     (b) Cause. "Cause" shall mean (i) an act of personal dishonesty taken by Executive in connection with his or her responsibilities as an Executive and intended to result in substantial personal enrichment of Executive, (ii) Executive being convicted of a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to Company, (iv) following delivery to Executive of a written demand for performance from the Company which describes the basis for the Company's reasonable belief that Executive has not substantially performed his or her duties, continued violations by Executive of Executive's obligations to Company which are demonstrably willful and deliberate on Executive's part, (v) Executive's death; or
          (vi) Executive's Disability.

     (c) Change of Control. "Change of Control" means the occurrence of any of the following:

          (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the total voting power represented by Company's then outstanding voting securities; or

          (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of Company as of the date hereof, or
               (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of Company); or

          (iii)The consummation of a merger or consolidation of Company with any other corporation, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (iv) The consummation of the sale, lease or other disposition by Company of all or substantially all Company's assets; or

          (v) Adoption by the shareholders of a plan of liquidation or approval by shareholders of a proposal to dissolve of the Company.

     Notwithstanding the foregoing, if either of the parties who are grandfathered under the Company's Rights Plan (i.e., Tennenbaum Capital Partners (and its affiliates) and Franklin (and its affiliates)) are the parties that trigger the definition of a Change of Control (either as a "person" acquiring shares, through a merger or consolidation or by effecting a change in the composition of the Board of Directors), then the transaction would not be considered to be a "Change of Control" under this Agreement, unless within the six months immediately following the action that would otherwise be a "Change of Control" the grandfathered person transfers a controlling interest in the Company to another party that is not an affiliate of the grandfathered person.

     (d) Disability. "Disability" shall mean that Executive has been unable to perform the essential functions of his or her job as the result of his or her incapacity due to physical or mental illness, impairment or medical condition, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by Company or its insurers and acceptable to Executive or Executive's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty days'
          written notice by the Company of its intention to terminate Executive's employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

     (e) Good Reason. "Good Reason" means without Executive's express written consent: (i) a material reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities, provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of Company being acquired and made part of a larger entity (as, for example, when the Senior Vice-President of a business unit of Company remains as such following a Change of Control) shall not by itself constitute grounds for a "Voluntary Termination for Good Reason"; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction; or (iii) a reduction by Company in the base salary of Executive as in effect immediately prior to such reduction; or (iv) a material reduction by Company in the kind or level of benefits to which Executive was entitled immediately prior to such reduction with the result that such Executive's overall benefits package is significantly reduced. Notwithstanding the above, Executive will not be deemed to have resigned for Good Reason unless Executive has given the Company written notice of the offending conduct and a thirty day opportunity to cure and Company has failed to cure such conduct within the thirty-day period.

7.   Successors.

     (a) Company's Successors. Any successor to Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

     (b) Executive's Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.   Notice.

     (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier,
          (a) five days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Executive, at his or her last known residential address and (ii) if to Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten days' advance written notice to the other party pursuant to the provisions above.

     (b) Notice of Termination. Any termination by Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(b) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated and shall specify the termination date (which shall be not more than thirty days after the giving of such notice). The failure by either party to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of that party hereunder or preclude that party from asserting such fact or circumstance in enforcing that party's rights hereunder.

9.   Miscellaneous Provisions.

     (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

     (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of San Diego County and/or the United States District Court for the Southern District of California shall have exclusive jurisdiction and venue over all controversies in connection herewith.

     (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

     (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     (i) Attorneys Fees. In the event of litigation between the parties over the terms of this Agreement and the performance of their respective obligations hereunder, the prevailing party shall be entitled to receive its reasonable attorney's fees and expenses from the other party.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.


                                ANACOMP, INC.

                                By:     /s/Edward P. Smoot
                                        _____________________
                                        Edward P. Smoot

                                Title:  Chairman

                                EXECUTIVE


                                /s/Jeffrey R. Cramer
                                ______________________________
                                Jeffrey R. Cramer